Company Contact: Telestone Technologies Corporation Ms. Jun Man, Manager of the Office of the Board of Directors Phone: +86-10-6860-8335 x1104 E-mail: manjun-z@telestone.com

Telestone Technologies Corporation Receives Delisting Notice from NASDAQ

BEIJING, May 28, 2013 /PRNewswire-Asia-FirstCall/ -- Telestone Technologies Corporation (NASDAQ: TSTC) (the “Company”), a leading supplier of local access network solutions for communications networks in China, today announced that it received a Staff Determination Letter (the “Notice”) from The NASDAQ Stock Market LLC (“NASDAQ”) on May 23, 2013, indicating that NASDAQ has determined to suspend from trading and delist the Company’s common stock from the NASDAQ Stock Market, effective the open of business on June 3, 2013.

As previously disclosed, the Company is not in compliance with the continued listing requirements under NASDAQ Listing Rule 5250(c)(1) due to the Company’s inability to timely file its annual report on Form 10-K for the year ended December 31, 2012. On May 1, 2013, the Company filed a plan with NASDAQ to regain compliance with continued listing requirements; however, NASDAQ did not approve the plan. In addition, the Company also failed to file its quarterly report on Form 10-Q for the period ended March 31, 2013, which constitutes a separate basis for delisting under NASDAQ Listing Rule 5250(c)(1). In the Notice, NASDAQ also cited NASDAQ Listing Rule 5101, which affords NASDAQ “broad discretionary authority over the initial and continued listing of securities in NASDAQ.” Specifically, the Notice stated that the Staff of NASDAQ believes that the reasons underlying the Company’s filing delinquencies raise significant public interest concerns under Listing Rule 5101. Based on these factors, the Staff made the determination to delist the Company’s securities from The NASDAQ Stock Market.

The Company has determined not to appeal NASDAQ’s determination. As previously disclosed, the Company has not obtained records from its Sichuan Ruideng subsidiary (the “Subsidiary”) that are necessary for the completion of the audit of the Company’s financials for the fiscal year ended December 31, 2012. Also, as disclosed in the Company’s Form 12b-25 filed May 16, 2013, to date, the prior owners of the Subsidiary, who are also tasked with its management, have refused to deliver the records to the Company headquarters. The Company doubts that the potential remedial measures necessary to obtain such financial records can be completed within 180 days, and, as such, the Company feels the success of an appeal of the delisting determination would be unlikely. Therefore, the Company will not appeal NASDAQ’s determination.

After the Company’s common stock is delisted by NASDAQ, it may trade on the OTC Markets Group Inc. (the “Pink Sheets”) but only if at least one market maker decides to quote the Company’s common stock. There can be no assurance that any market maker will decide to quote the Company’s common stock immediately following such delisting or at all, and thus there can be no assurance that the Company’s common stock would be eligible to trade on the Pink Sheets.

About Telestone Technologies Corporation

Telestone is a leader and innovator in wireless local-access network technologies and solutions. The company has a global presence, with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has installed radio-frequency (RF)-based 1G and 2G systems throughout China for its leading telecommunications companies. After intensive research on the needs of carriers in the 3G age, Telestone developed and commercialized its proprietary third-generation local-access network technology, Wireless Fiber-optic Distribution System (WFDS), which provides a scalable, multi-access local access network solution for China’s three cellular protocols. Telestone also offers services including project design, manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,400 employees.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

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